Advanced Series Trust
For the fiscal period ended 12/31/07
File number 811-05186


                              SUB-ITEM 77-0-6

                                  EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  Advanced Series Trust - AST Small-Cap
Growth Portfolio

1.   Name of Issuer:  FCStone Group, Inc.

2.   Date of Purchase:  August 3, 2007

3.   Number of Securities Purchased:  	6,345

4.   Dollar Amount of Purchase:  $318,836.25

5.   Price Per Unit:  $50.25 per share of stock

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Banc of America Securities, LLC

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

BMO Capital Markets Corp.,  Banc of America Securities LLC,
William Blair & Company, L.L.C.,  Raymond James &
Associates, Inc.,  Sandler O'Neill Partners, L.P.